Exhibit 107

CALCULATION OF REGISTRATION FEE

	Proposed Maximum Aggregate Offering Price(1)		Amount of Registration Fee
Units (3)	$17,250,000	(2)(4)	$1,599.08
Common stock, par value $0.0001, included in the Units		(5)
Warrants included in the Units (6)		(5)
Common stock underlying the warrants included in the Units	$34,500,000	(2)	$3,198.15
Representative’s Warrants		(7)
Common stock underlying the underwriter’s warrants	1,875,000	(8)	173.81
Total	$53,625,000		$4,971.04

1)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

2)	Calculated pursuant to Rule 457(o) on the basis of the maximum aggregate offering price of all of the securities to be registered.

3)	Each Unit consists of one share of common stock and two warrants, each whole warrant exercisable for one share of common stock.

4)	Includes shares and/or warrants representing 15% of the number of shares and warrants included in the Units offered to the public that the underwriters have the option to purchase to cover over-allotments, if any.

5)	Included in the price of the Units. No separate registration fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended (the “Securities Act”).

6)	The warrants are exercisable at a price per share equal to 100% of the Unit offering price.

7)	No fee required pursuant to Rule 457(g).

8)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. We have agreed to issue to the representative of the underwriters warrants (the “Representative’s Warrants”) to purchase 10% of the number of shares of our common stock to be issued and sold in this offering (excluding shares issuable upon exercise of the over-allotment option described herein). in the aggregate equal to 10% of the shares of our common stock The Representative’s Warrants are exercisable for a price per share equal to 125% of the public offering price per Unit. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g), the proposed maximum aggregate offering price of the Representative’s Warrants is $1,875,000, which is equal to 125% of $1,500,000 (10% of $15,000,000).